Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc. Reports

First Quarter 2021 Financial Results

Addison, Texas – April 19, 2021 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today reported financial results for the fiscal quarter ended March 31, 2021. The Company's net income available to common shareholders was $11.0 million, or $0.95 per basic share, for the quarter ended March 31, 2021, compared to $9.9 million, or $0.90 per basic share, for the quarter ended December 31, 2020 and $6.3 million, or $0.55 per basic share, for the quarter ended March 31, 2020. Return on average assets and average equity for the first quarter of 2021 were 1.60% and 16.01%, respectively, compared to 1.48% and 14.53%, respectively, for the fourth quarter of 2020 and 1.09% and 9.94%, respectively, for the first quarter of 2020. The increase in earnings during the first quarter of 2021, compared to the fourth quarter of 2020, was partly due to the forgiveness and amortization of Paycheck Protection Program - round one (“PPP1”) loans and recognition of associated loan origination fees for both PPP1 and round two (“PPP2”) loans, decreases in interest expense relative to interest income, decreases in non-interest expense resulting from PPP origination costs and lower legal and professional expenses. Net core earnings†, excluding provisions for credit losses, income taxes and PPP1/PPP2 net origination income, as well as our core net interest margin, adjusted to exclude the effects of PPP1/PPP2 loans, are described further in tables below.

"We are very pleased with our operating and financial results for the first quarter of 2021. The Texas economy appears to be rebounding nicely from many of the prior year’s concerns resulting from COVID-19 and we’re glad to see people in our communities receiving vaccinations and continuing to work at stopping the spread of the virus. All of our lobbies are back open at normal business hours, and many of our employees have returned to normal working conditions with the remainder expected to during the second quarter.  Our borrowers have generally weathered the downturn well over the last year and we’re pleased that only a handful of credits remain in an interest-only deferral period. We anticipate that these borrowers will return to their normal contractual payment schedules during the second quarter of 2021. As our first quarter results indicate, we’ve sustained our net interest margin at good levels compared to industry trends and continue to have excellent asset quality and strong net core earnings. Additionally, during the first quarter of 2021 we issued a 10% stock dividend and declared a cash dividend of $0.20/share, which is an increase over last year on a split-adjusted basis of over 12%. We continue to view our multi-decade history of providing a growing dividend to our shareholders as a big part of the value proposition to our shareholder’s total return," commented Ty Abston, the Company's Chairman and Chief Executive Officer.

QUARTERLY HIGHLIGHTS

•

Strong Net Earnings. Net earnings for the quarter were $11.0 million, up from $9.9 million for the immediately prior quarter and up from $6.3 million for the same quarter of 2020. Net core earnings†, which exclude provisions for credit losses and income tax, net PPP income, and interest on PPP-related borrowings, were $9.8 million for the first quarter, compared to $9.6 million for the fourth quarter of 2021, and $9.1 million during the first quarter of 2020.

•

Solid Net Interest Margin. The fully tax-equivalent (“FTE”) net interest margin was 3.85% for the first quarter of 2021, compared to 3.85% in the preceding quarter and 3.87% in the first quarter of 2020. Net interest income increased $539,000, or 2.3%, from $24.0 million in the fourth quarter of 2020 to $24.5 million in the first quarter of 2021. Interest expense decreased $279,000, or 12.1%, from $2.3 million in the fourth quarter of 2020 to $2.0 million in first quarter of 2021. The Bank continues to decrease cost of funds as higher rate CDs mature and to reduce interest rates on non-maturing deposits as market conditions allow. In addition, 63.0% of the loan portfolio, or $1.2 billion, has interest rate floors and 55% of those loans are currently at their floors. The weighted average interest rate of loans currently at their floor is 4.43%.

•

Steady Credit Quality and Reduced Deferrals. Non-performing assets as a percentage of total loans were 0.19% at March 31, 2021, compared to 0.70% at December 31, 2020 and 1.00% at March 31, 2020. Net charge-offs to average loans (annualized) were 0.18% at March 31, 2021, compared to 0.03% at December 31, 2020, and 0.05% at March 31, 2020. The decrease in non-performing assets and the increase in charge-offs during the quarter resulted primarily from the resolution of three problem loans, made to two borrowers, with outstanding combined book balances of $8.7 million at December 31, 2020, that were acquired during the Westbound acquisition and which were fully reserved prior to the onset of COVID-19.

The level of COVID-related loan deferrals provided by the Bank has declined significantly from the levels in the first and second quarters of 2020. Information about subsequent deferrals made on those loans described further in the Financial Condition section below.

•

Paycheck Protection Program. The Bank continued participation in the PPP2 program during the first quarter and as of March 31, 2021, has issued $84.5 million of PPP2 loans to 932 borrowers, which resulted in $1.8 million in net origination fees recognized by the Bank. The Bank also recognized $1.4 million in deferred origination fees during the quarter from PPP1 loans through both amortization and forgiveness of the related PPP1 loans. As of March 31, 2021, there are 530 PPP1 loans with outstanding balances of $73.7 million remaining in our loan portfolio, a reduction of 64.8%

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

from the $209.6 million to 1,944 borrowers that was originated under the PPP1 program.  Net deferred origination income as of March 31, 2021 is $784,000 and $2.1 million from PPP1 and PPP2, respectively.

RESULTS OF OPERATIONS

Large provisions for credit losses in the second quarter of 2020 resulting from effects of COVID-19 and participation in the PPP1 and PPP2 program have created temporary extraordinary results in the calculation of net earnings and related performance ratios. With the credit outlook still uncertain as a result of COVID-19 and other economic factors, the following table illustrates net earnings and net core earnings results, which are pre-tax, pre-provision and pre-extraordinary PPP1/PPP2 income, as well as performance ratios for the prior five quarters:

	Quarter Ended
	2021	2020
$ in thousands ('000s)	March 31	December 31	September 30	June 30	March 31
Net earnings	$10,962	$9,915	$10,134	$1,075	$6,278
Adjustments:
Provision for credit losses	—	—	(300)	12,100	1,400
Income tax provision (benefit)	2,336	2,290	2,350	(190)	1,445
PPP loans, including fees	(3,513)	(2,654)	(1,076)	(2,540)	—
Net interest expense on PPP-related borrowings	—	—	3	31	—
Net core earnings†	$9,785	$9,551	$11,111	$10,476	$9,123

Total average assets	$2,775,567	$2,659,725	$2,639,335	$2,657,609	$2,325,618
Adjustments:
PPP loans average balance	(137,251)	(179,240)	(209,506)	(163,184)	—
Excess fed funds sold due to PPP-related borrowings	—	—	(8,152)	(84,066)	—
Total average assets, adjusted†	$2,638,316	$2,480,485	$2,421,677	$2,410,359	$2,325,618
Total average equity	$277,612	$271,397	$265,027	$258,225	$253,919

PERFORMANCE RATIOS
Net earnings to average assets (annualized)	1.60%	1.48%	1.53%	0.16%	1.09%
Net earnings to average equity (annualized)	16.01	14.53	15.21	1.67	9.94
Net core earnings to average assets, as adjusted (annualized)†	1.50	1.53	1.83	1.75	1.58
Net core earnings to average equity (annualized)†	14.29	14.00	16.68	16.32	14.45

PER COMMON SHARE DATA
Weighted-average common shares outstanding, basic	11,528,140	10,966,504	11,012,060	11,025,924	11,432,391
Earnings per common share, basic	$0.95	$0.90	$0.92	$0.10	$0.55
Net core earnings per common share, basic†	0.85	0.87	1.01	0.95	0.80

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

Net interest income, before the provision for credit losses, in the first quarter of 2021 and 2020 was $24.5 million and $20.6 million, respectively, an increase of $3.9 million, or 19.1%, as a result of PPP origination income of $3.5 million recorded in the first quarter of 2021 that did not occur in the first quarter of 2020 partially offset by a $1.8 million decline in loan interest income, excluding PPP-related income, due to the continued repricing of variable rate loans to lower interest rates. The increase in net interest income was also due to a decrease in deposit-related interest expense of $2.8 million, or 63.7%, compared to the same quarter of the prior year. Net interest income, before the provision for credit losses, in the fourth quarter of 2020 and first quarter of 2021 was $24.0 million and $24.5 million, respectively, an increase of $539,000, or 2.3%, resulting primarily from a decrease in deposit-related interest expense of $275,000, or 14.6%, and an increase in loan income of $197,000, or 0.8%, during the current quarter driven primarily by $3.5 million of PPP origination income compared to $2.7 million in the fourth quarter of 2020.

Net interest margin, on a taxable equivalent basis, for the first quarter of 2021 and 2020 was 3.85% and 3.87%, respectively. Loan yield decreased from 5.32% for the first quarter of 2020 to 5.20% for the first quarter of 2021, a change of 12 basis points, while the cost of interest-bearing deposits decreased from 1.21% to 0.42% during the same period, a change of 79 basis points. The decrease in loan yield was primarily due to the repricing of variable rate loans to lower interest rates during the period. The decrease in average deposit rate was primarily due to continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

Net interest margin, on a taxable equivalent basis, stayed at 3.85% from the fourth quarter of 2020 to the first quarter of 2021. Loan yield increased from 4.93% for the fourth quarter of 2020 to 5.20% for the first quarter of 2021, a change of 27 basis points. Loan yield, excluding the effect PPP loans, was 4.79% in the first quarter of 2021, compared to 4.83% in the fourth quarter of 2020, a decrease of four basis points, due to the continued repricing of variable rate loans to lower interest rates. The cost of interest-bearing deposits decreased from 0.51% to 0.42% during the same period, a change of nine basis points. The decrease was due primarily to the maturity of higher-rate CDs during the first quarter of 2021, as well as continued reductions in interest rates for non-maturing deposits as market conditions have allowed.

The Bank’s continued participation in the PPP program has created temporary extraordinary results in the calculation of net interest margin. To illustrate core net interest margin, the table below excludes PPP1 and PPP2 loans and their associated fees and costs for the three months ended March 31, 2021:

	For the Three Months Ended March 31, 2021
$ in thousands ('000s)	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,886,863	$24,195	5.20%
Adjustments:
PPP1 loans average balance and net fees(1)	(101,689)	(1,651)	6.58
PPP2 loans average balance and net fees(2)	(35,562)	(1,862)	21.23
Total PPP loans(3)	$(137,251)	$(3,513)	10.38%

Total loans, excluding PPP	$1,749,612	$20,682	4.79%

Total interest-earning assets	2,609,299	26,513	4.12
Total interest-earning assets, net of PPP effects†	$2,472,048	$23,000	3.77%

Net interest income		$24,491
Net interest margin(4)			3.81%
Net interest margin, FTE(5)			3.85

Net interest income, net of PPP effects†		20,978
Net interest margin, net of PPP effects†(6)			3.44
Net interest margin, FTE, net of PPP effects†(7)			3.48

Efficiency ratio(8)			56.56
Efficiency ratio, net of PPP effects†(9)			65.34

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.
(1) Interest earned on PPP1 loans consists of interest income of $247,000 and net origination fees recognized in earnings of $1.4 million for the three months ended March 31, 2021.
(2) Interest earned on PPP2 loans consists of interest income of $88,000 and net origination fees recognized in earnings of $1.8 million for the three months ended March 31, 2021.
(3) Interest earned consists of interest income of $335,000 and net origination fees recognized in earnings of $3.2 million for the three months ended March 31, 2021.
(4) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(5) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(6) Net interest margin is equal to net interest income, net of PPP effects, divided by average interest-earning assets, annualized. Taxes are not a part of this calculation.

(7) Net interest margin on a taxable equivalent basis is equal to net interest income, net of PPP effects, adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(8) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(9) The efficiency ratio was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

During the year ended December 31, 2020, a total allowance for credit losses provision of $13.2 million was recorded primarily to account for the estimated impact of COVID-19 on credit quality and resulted largely from changes to individual loan risk ratings, as well as COVID-specific qualitative factors primarily derived from changes in national GDP, Texas unemployment rates and national industry related CRE trends, all of which were impacted by the effects of COVID-19. There was no provision for ACL during the first quarter of 2021, partially due to the aforementioned COVID-specific qualitative factors established during 2020 being reduced during the quarter from 55 basis points across the loan portfolio to 42 basis points in order to begin to capture the improvements that have occurred to macro-economic factors evaluated at the onset of the pandemic. Despite our current quarter loan growth, ex-PPP, of 1.6%, we did not record a provision because our reductions in the COVID-specific qualitative factors, as well as increases in our standard qualitative factors during the quarter, outweigh the effects of the loan growth.  Although management is cautiously optimistic about improving vaccination and economic trends, it is possible that the economic effects of the pandemic could continue beyond 2021, although we expect the credit impact of the pandemic to be largely understood and accounted for by the end of 2021.

Noninterest income increased $1.2 million, or 23.3%, in the first quarter of 2021, to $6.1 million, compared to $5.0 million for the first quarter of 2020. The increase from the same quarter in 2020 was due primarily to an increase in the gain on sale of loans of $209,000, or 17.6%, and an increase in merchant and debit card fees of $375,000, or 33.2%, from the same quarter of the prior year. The remaining increase resulted from a $277,000 gain on bank-owned life insurance proceeds resulting from the death of a former bank officer, a $156,000 increase in mortgage and warehouse fee income, a $57,000 increase in SBA income due to a fair value adjustment and a $48,000 increase on gains on sale of ORE.

Noninterest income in the first quarter of 2021 decreased by $307,000, or 4.8%, from $6.4 million in fourth quarter of 2020 due primarily to a decrease in gains on sales of mortgage and SBA loans of $625,000, or 30.9%.  Of the decrease in gains on sales of loans, $497,000 was attributable to lower mortgage related gains and $127,000 was attributable to the sale of SBA loans during the fourth quarter of 2020, and no SBA loan sales in the first quarter of 2021. The decrease was partially offset by a $277,000 gain from bank-owned life insurance proceeds.

Noninterest expense increased $905,000, or 5.5%, in the first quarter of 2021, compared to the first quarter of 2020. The increase in noninterest expense in the first quarter of 2021 was primarily driven by an increase in employee compensation and benefits expense of $477,000, or 5.0%, to $9.9 million, from the same quarter of the prior year, as well as an increase in occupancy expenses of $210,000, or 8.5%, from the same quarter of the prior year and an increase in ATM and debit card expense of $122,000, or 29.2%, resulting from increased usage of ATM and debit cards during the period.  Software and technology expense also increased $175,000, or 18.6%, as a result of new software and hardware investments to allow employees to securely work from home and to improve online deposit account opening.

Noninterest expense decreased $861,000, or 4.7%, in the first quarter of 2021 to $17.3 million, compared to the quarter ended December 31, 2020. The decrease was primarily due to a $364,000, or 37.6%, decrease in legal and professional fees, primarily recruiter and audit fees incurred in fourth quarter of 2020 that were not incurred during the first quarter of 2021, and a $268,000, or 2.6%, decrease in employee compensation and benefits, primarily attributable to PPP2 origination costs deferred of $392,000. The remaining decrease was due to a $315,000 decrease in other noninterest expense, which includes a $93,000 decrease in stock compensation expense from the prior quarter. The company’s efficiency ratio in the first quarter of 2021 was 56.56%, compared to 59.82% in the prior quarter and 64.27% in the same quarter last year. Adjusted to remove the effects of PPP-related transactions, the company’s efficiency ratio† for the first quarter of 2021 was 65.34% and for the fourth quarter of 2020 was 65.55%.

† Non-GAAP financial metric. Calculations of this metric and reconciliations to GAAP are included in the schedules accompanying this release.

FINANCIAL CONDITION

Consolidated assets for the company totaled $2.89 billion at March 31, 2021, compared to $2.74 billion at December 31, 2020 and $2.39 billion at March 31, 2020. Gross loans increased 2.4%, or $45.5 million, to $1.91 billion at March 31, 2021, compared to loans of $1.87 billion at December 31, 2020. Gross loans increased 11.3%, or $194.0 million, from $1.72 billion at March 31, 2020. The increase in gross loans during the first quarter of 2021 compared to the first quarter of 2020 included outstanding PPP loan balances of $158.2 million, to 1,462 borrowers, as of March 31, 2021. Excluding the outstanding PPP balances as of March 31, 2021, gross loans increased $35.8 million, or 2.08%, from the same quarter of the prior year. The increase in gross loans from the fourth quarter of 2020 to the first quarter of 2021 is primarily due to organic growth, but also due to the $18.4 million, or 13.2%, growth in outstanding PPP loan balances in the first quarter of 2021. Excluding the increase in the balance of PPP loans, gross loans increased by 1.57%, or $27.1 million, from the prior quarter.

Deposits increased by 8.3%, or $188.8 million, to $2.48 billion at March 31, 2021, compared to $2.29 billion at December 31, 2020. Total deposits increased 23.7%, or $474.8 million, from $2.00 billion at March 31, 2020. Changes in deposits during these periods were heavily impacted by the deposit of PPP loan proceeds into demand accounts at the Bank, as well as apparent changes in depositor spending habits in these periods resulting from economic and other uncertainties due to COVID-19. Shareholders' equity totaled $280.1 million as of March 31, 2021, compared to $272.6 million at December 31, 2020 and $253.6 million at March 31, 2020. The increase from the previous quarter resulted primarily from net income of $11.0 million, offset by the payment of dividends of $2.4 million and $1.8 million of other comprehensive expense during the first quarter of 2021.

Nonperforming assets as a percentage of total loans were 0.19% at March 31, 2021, compared to 0.70% at December 31, 2020 and 1.00% at March 31, 2020. The Bank’s nonperforming assets consist primarily of nonaccrual loans. During 2020, nonperforming assets included three Small Business Administration (SBA) 7(a), partially guaranteed (75%) loans that were acquired in the June 2018 acquisition of Westbound Bank, with combined book balances of $8.7 million as of December 31, 2020. During the first quarter of 2021, one of these loans was resolved when the underlying collateral, a hotel, was sold to a third party. The bank charged off $475,000 in connection with the sale, all of which had previously been specifically reserved within the ACL. The other two loans, collateralized by a hotel and both to one borrower, were resolved through a bankruptcy judgement that allows the borrower to adequately service their debt coverage. The bankruptcy order resulted in a charge-off of $270,000, which was fully reserved in the ACL. These loans were internally identified as problem assets prior to COVID-19 and were properly reserved.

During the first and second quarters of 2020, the Bank provided financial relief to many of its customers due to the COVID-19 outbreak through either 3-month principal and interest (“P&I”) payment deferrals or through 6-month interest-only (“I/O”) deferrals. Under the initial deferral program, the Bank provided 3-month P&I deferrals on 658 loans with principal balances of $247.8 million and provided up to 6-month I/O deferrals on 336 loans with principal balances of $183.7 million. As of March 31, 2021, there are no loans remaining in the P&I deferral program and there are 11 loans totaling $49.8 million that remain in a subsequent I/O deferral program. We anticipate that all of these borrowers, who are primarily in the hotel, restaurant and hospitality industries, will return to their contractual payment schedules at the end of their I/O deferral period with no additional subsequent deferrals.

Finally, management continues to closely monitor loans and concentrations in COVID-19 affected industries. Social distancing and other measures as a result of the virus have particularly affected the restaurant, hospitality and retail commercial real estate (“CRE”) sectors.  Although all capacity and other restrictions in Texas have been removed, some local and business-specific restrictions remain in place.  Excluding SBA partially guaranteed (75%) loans, the Bank has direct exposure, through total loan commitments with weighted average loan-to-values (“LTV”), as of March 31, 2021, of $24.9 million with 59.7% weighted average LTV to restaurants, $51.4 million with 51.5% weighted average LTV to retail CRE and $68.5 million with 56.3% weighted average LTV to hotel/hospitality borrowers.

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	As of
	2021	2020
	March 31	December 31	September 30	June 30	March 31
ASSETS
Cash and due from banks	$38,534	$47,836	$35,714	$35,490	$40,354
Federal funds sold	356,750	218,825	101,300	104,375	81,250
Interest-bearing deposits	28,188	85,130	56,357	51,129	25,324
Total cash and cash equivalents	423,472	351,791	193,371	190,994	146,928
Securities available for sale	407,736	380,795	368,887	376,381	377,062
Securities held to maturity	—	—	—	—	—
Loans held for sale	4,663	5,542	9,148	7,194	4,024
Loans, net	1,876,985	1,831,737	1,921,234	1,919,201	1,696,861
Accrued interest receivable	8,064	9,834	8,361	11,864	8,148
Premises and equipment, net	54,903	55,212	55,468	55,251	54,496
Other real estate owned	312	404	310	402	605
Cash surrender value of life insurance	35,836	35,510	35,304	34,920	34,713
Core deposit intangible, net	2,786	2,999	3,213	3,426	3,639
Goodwill	32,160	32,160	32,160	32,160	32,160
Other assets	44,383	34,848	35,228	35,402	32,348
Total assets	$2,891,300	$2,740,832	$2,662,684	$2,667,195	$2,390,984
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$878,883	$779,740	$776,364	$772,179	$528,817
Interest-bearing	1,596,327	1,506,650	1,446,718	1,469,847	1,471,609
Total deposits	2,475,210	2,286,390	2,223,082	2,242,026	2,000,426
Securities sold under agreements to repurchase	24,007	15,631	20,520	17,414	11,843
Accrued interest and other liabilities	28,080	25,257	25,814	25,960	23,645
Line of credit	15,000	12,000	7,000	2,000	20,000
Federal Home Loan Bank advances	49,096	109,101	99,105	100,610	70,614
Subordinated debentures	19,810	19,810	20,310	20,310	10,810
Total liabilities	2,611,203	2,468,189	2,395,831	2,408,320	2,137,338

Total shareholders' equity	280,097	272,643	266,853	258,875	253,646
Total liabilities and shareholders' equity	$2,891,300	$2,740,832	$2,662,684	$2,667,195	$2,390,984

Guaranty Bancshares, Inc.

Consolidated Financial Summary (Unaudited)

(In thousands, except share and per share data)

	Quarter Ended
	2021	2020
	March 31	December 31	September 30	June 30	March 31
STATEMENTS OF EARNINGS
Interest income	$26,513	$26,253	$24,956	$26,581	$25,252
Interest expense	2,022	2,301	2,677	3,399	4,683
Net interest income	24,491	23,952	22,279	23,182	20,569
Provision for credit losses	—	—	(300)	12,100	1,400
Net interest income after provision for credit losses	24,491	23,952	22,579	11,082	19,169
Noninterest income	6,119	6,426	6,663	4,987	4,961
Noninterest expense	17,312	18,173	16,758	15,184	16,407
Income before income taxes	13,298	12,205	12,484	885	7,723
Income tax provision (benefit)	2,336	2,290	2,350	(190)	1,445
Net earnings	$10,962	$9,915	$10,134	$1,075	$6,278

PER COMMON SHARE DATA
Earnings per common share, basic	$0.95	$0.90	$0.92	$0.10	$0.55
Earnings per common share, diluted(1)	0.94	0.90	0.92	0.10	0.55
Cash dividends per common share	0.20	0.20	0.20	0.19	0.19
Book value per common share - end of quarter	23.24	24.93	24.29	23.50	22.79
Tangible book value per common share - end of quarter(2)	20.34	21.72	21.07	20.27	19.58
Common shares outstanding - end of quarter	12,053,597	10,935,415	10,988,239	11,013,804	11,128,556
Weighted-average common shares outstanding, basic	11,528,140	10,966,504	11,012,060	11,025,924	11,432,391
Weighted-average common shares outstanding, diluted(1)	11,667,278	11,019,292	11,012,060	11,025,924	11,432,391

PERFORMANCE RATIOS
Return on average assets (annualized)	1.60%	1.48%	1.53%	0.16%	1.09%
Return on average equity (annualized)	16.01	14.53	15.21	1.67	9.94
Net interest margin, fully taxable equivalent (annualized)(3)	3.85	3.85	3.61	3.78	3.87
Efficiency ratio(4)	56.56	59.82	57.90	53.90	64.27

(1) Outstanding options and the closing price of the company's stock as of September 30, June 30 and March 31, 2020 had an anti-dilutive effect on each respective quarter end's weighted-average common shares outstanding; therefore, the effect of their conversion has been excluded from the calculation of the diluted weighted-average common shares outstanding for those periods. The diluted EPS for those quarters has been calculated using the basic weighted-average shares outstanding in order to comply with GAAP. There was not an anti-dilutive effect for the quarters ended March 31, 2021 and December 31, 2020.

(2) See Reconciliation of non-GAAP Financial Measures table.

(3) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

(4) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	As of
	2021	2020
	March 31	December 31	September 30	June 30	March 31
LOAN PORTFOLIO COMPOSITION
Commercial and industrial	$460,491	$445,771	$531,152	$522,248	$297,163
Real estate:
Construction and development	257,886	270,407	269,101	265,982	263,973
Commercial real estate	630,479	594,216	602,664	606,061	584,883
Farmland	76,867	78,508	80,197	77,625	78,635
1-4 family residential	389,542	389,096	385,783	383,590	400,605
Multi-family residential	32,090	21,701	19,499	29,692	20,430
Consumer	49,780	51,044	52,855	52,986	52,996
Agricultural	14,905	15,734	17,004	18,981	19,314
Overdrafts	327	342	379	275	354
Total loans(1)(2)	$1,912,367	$1,866,819	$1,958,634	$1,957,440	$1,718,353

	Quarter Ended
	2021	2020
	March 31	December 31	September 30	June 30	March 31
ALLOWANCE FOR CREDIT LOSSES
Balance at beginning of period	$33,619	$33,757	$34,119	$21,948	$20,750
Loans charged-off	(875)	(159)	(101)	(59)	(224)
Recoveries	26	21	39	130	22
Provision for credit loss expense	—	—	(300)	12,100	1,400
Balance at end of period	$32,770	$33,619	$33,757	$34,119	$21,948

Allowance for credit losses / period-end loans	1.71%	1.80%	1.72%	1.74%	1.28%
Allowance for credit losses / nonperforming loans	968.7	264.6	245.0	235.6	135.2
Net charge-offs (recoveries) / average loans (annualized)	0.18	0.03	0.01	(0.02)	0.05

NON-PERFORMING ASSETS
Non-accrual loans(3)	$3,383	$12,705	$13,780	$14,480	$16,232
Other real estate owned	312	404	310	402	605
Repossessed assets owned	4	6	3	38	292
Total non-performing assets	$3,699	$13,115	$14,093	$14,920	$17,129

Non-performing assets as a percentage of:
Total loans(1)(2)	0.19%	0.70%	0.72%	0.76%	1.00%
Total loans, excluding PPP(1)(2)	0.21	0.76	0.81	0.85	1.00
Total assets	0.13	0.48	0.53	0.56	0.72

TDR loans - nonaccrual	$87	$90	$92	$95	$97
TDR loans - accruing	9,598	9,626	7,891	7,216	7,220

(1) Excludes outstanding balances of loans held for sale of $4.7 million, $5.5 million, $9.1 million, $7.2 million, and $4.0 million as of March 31, 2021, December 31, September 30, June 30 and March 31, 2020, respectively.

(2) Excludes deferred loan (fees) costs of $(2.6) million, $(1.5) million, $(3.6) million, $(4.1) million, and $456,000 as of March 31, 2021, December 31, September 30, June 30 and March 31, 2020, respectively.

(3) TDR loans - nonaccrual are included in nonaccrual loans, which are a component of nonperforming loans.

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	Quarter Ended
	2021	2020
	March 31	December 31	September 30	June 30	March 31
NONINTEREST INCOME
Service charges	$829	$868	$717	$571	$908
Net realized gain on sale of loans	1,398	2,023	2,114	1,508	1,189
Fiduciary and custodial income	549	513	511	474	514
Bank-owned life insurance income	212	205	208	207	218
Merchant and debit card fees	1,506	1,396	1,654	1,334	1,131
Loan processing fee income	153	167	181	130	150
Warehouse lending fees	241	262	288	243	164
Mortgage fee income	177	197	272	204	98
Other noninterest income	1,054	795	718	316	589
Total noninterest income	$6,119	$6,426	$6,663	$4,987	$4,961

NONINTEREST EXPENSE
Employee compensation and benefits	$9,943	$10,211	$9,439	$8,077	$9,466
Occupancy expenses	2,687	2,596	2,597	2,550	2,477
Legal and professional fees	604	968	574	589	519
Software and technology	1,114	1,127	1,093	945	939
Amortization	343	340	338	338	333
Director and committee fees	255	251	211	165	219
Advertising and promotions	455	356	301	408	433
ATM and debit card expense	540	545	509	479	418
Telecommunication expense	234	244	231	209	180
FDIC insurance assessment fees	169	252	252	122	195
Other noninterest expense	968	1,283	1,213	1,302	1,228
Total noninterest expense	$17,312	$18,173	$16,758	$15,184	$16,407

Guaranty Bancshares, Inc.

Selected Financial Data (Unaudited)

(In thousands)

	For the Three Months Ended March 31,
	2021			2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
ASSETS
Interest-earning assets:
Total loans(1)	$1,886,863	$24,195	5.20%	$1,701,525	$22,517	5.32%
Securities available for sale	378,076	2,091	2.24	220,303	1,313	2.40
Securities held to maturity	—	—	—	144,531	956	2.66
Nonmarketable equity securities	10,031	101	4.08	9,221	114	4.97
Interest-bearing deposits in other banks	334,329	126	0.15	75,677	352	1.87
Total interest-earning assets	2,609,299	26,513	4.12	2,151,257	25,252	4.72
Allowance for loan losses	(33,242)			(20,781)
Noninterest-earning assets	199,510			195,142
Total assets	$2,775,567			$2,325,618
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
Interest-bearing deposits	$1,559,865	$1,603	0.42%	$1,475,507	$4,421	1.21%
Advances from FHLB and fed funds purchased	51,098	99	0.79	23,236	82	1.42
Line of credit	14,633	128	3.55	3,407	—	—
Subordinated debentures	19,810	188	3.85	10,810	171	6.36
Securities sold under agreements to repurchase	21,173	4	0.08	12,827	9	0.28
Total interest-bearing liabilities	1,666,579	2,022	0.49	1,525,787	4,683	1.23
Noninterest-bearing liabilities:
Noninterest-bearing deposits	808,007			524,263
Accrued interest and other liabilities	23,369			21,649
Total noninterest-bearing liabilities	831,376			545,912
Shareholders’ equity	277,612			253,919
Total liabilities and shareholders’ equity	$2,775,567			$2,325,618
Net interest rate spread(2)			3.63%			3.49%
Net interest income		$24,491			$20,569
Net interest margin(3)			3.81%			3.85%
Net interest margin, fully taxable equivalent(4)			3.85%			3.87%

(1) Includes average outstanding balances of loans held for sale of $4.2 million and $2.4 million for the three months ended March 31, 2021 and 2020, respectively.
(2) Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.
(3) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

(4) Net interest margin on a taxable equivalent basis is equal to net interest income adjusted for nontaxable income divided by average interest-earning assets, annualized, using a marginal tax rate of 21%.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Tangible Book Value per Common Share

	As of
	2021	2020
	March 31	December 31	September 30	June 30	March 31
Total shareholders’ equity	$280,097	$272,643	$266,853	$258,875	$253,646
Adjustments:
Goodwill	(32,160)	(32,160)	(32,160)	(32,160)	(32,160)
Core deposit intangible, net	(2,786)	(2,999)	(3,213)	(3,426)	(3,639)
Total tangible common equity	$245,151	$237,484	$231,480	$223,289	$217,847
Common shares outstanding - end of quarter(1)	12,053,597	10,935,415	10,988,239	11,013,804	11,128,556
Book value per common share	$23.24	$24.93	$24.29	$23.50	$22.79
Tangible book value per common share	20.34	21.72	21.07	20.27	19.58

(1) Excludes the dilutive effect, if any, of shares of common stock issuable upon exercise of outstanding stock options.

Net Core Earnings and Net Core Earnings per Common Share

	Quarter Ended
	2021	2020
	March 31	December 31	September 30	June 30	March 31
Net earnings	$10,962	$9,915	$10,134	$1,075	$6,278
Adjustments:
Provision for credit losses	—	—	(300)	12,100	1,400
Income tax provision (benefit)	2,336	2,290	2,350	(190)	1,445
PPP loans, including fees	(3,513)	(2,654)	(1,076)	(2,540)	—
Net interest expense on PPP-related borrowings	—	—	3	31	—
Net core earnings	$9,785	$9,551	$11,111	$10,476	$9,123

Weighted-average common shares outstanding, basic	11,528,140	10,966,504	11,012,060	11,025,924	11,432,391
Earnings per common share, basic	$0.95	$0.90	$0.92	$0.10	$0.55
Net core earnings per common share, basic	0.85	0.87	1.01	0.95	0.80

Net Core Earnings to Average Assets, as Adjusted, and Average Equity

	Quarter Ended
	2021	2020
	March 31	December 31	September 30	June 30	March 31
Net core earnings	$9,785	$9,551	$11,111	$10,476	$9,123
Total average assets	$2,775,567	$2,659,725	$2,639,335	$2,657,609	$2,325,618
Adjustments:
PPP loan average balance	(137,251)	(179,240)	(209,506)	(163,184)	—
Excess fed funds sold due to PPP-related borrowings	—	—	(8,152)	(84,066)	—
Total average assets, adjusted	$2,638,316	$2,480,485	$2,421,677	$2,410,359	$2,325,618
Net core earnings to average assets, as adjusted (annualized)	1.50	1.53	1.83	1.75	1.58
Total average equity	$277,612	$271,397	$265,027	$258,225	$253,919
Net core earnings to average equity (annualized)	14.29	14.00	16.68	16.32	14.45

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Total Non-Performing Assets to Total Loan, Excluding PPP

	Quarter Ended
	2021	2020
	March 31	December 31	September 30	June 30	March 31
Total loans(1)(2)	$1,912,367	$1,866,819	$1,958,634	$1,957,440	$1,718,353
Adjustments:
PPP loans balance	(158,236)	(139,808)	(209,609)	(208,793)	—
Total loans, excluding PPP(1)(2)	$1,754,131	$1,727,011	$1,749,025	$1,748,647	$1,718,353

Total non-performing assets	$3,699	$13,115	$14,093	$14,920	$17,129

Non-performing assets as a percentage of:
Total loans(1)(2)	0.19%	0.70%	0.72%	0.76%	1.00%
Total loans, excluding PPP(1)(2)	0.21	0.76	0.81	0.85	1.00

(1) Excludes outstanding balances of loans held for sale of $4.7 million, $5.5 million, $9.1 million, $7.2 million, and $4.0 million as of March 31, 2021, December 31, September 30, June 30 and March 31, 2020, respectively.

(2) Excludes deferred loan (fees) costs of $(2.6) million, $(1.5) million, $(3.6) million, $(4.1) million, and $456,000 as of March 31, 2021, December 31, September 30, June 30 and March 31, 2020, respectively.

Total Interest-Earning Assets, net of PPP Effects

	For the Three Months Ended March 31, 2021
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total interest-earning assets	$2,609,299	$26,513	4.12%

Total loans	1,886,863	24,195	5.20
Adjustments:
PPP loan average balance and net fees(1)	(137,251)	(3,513)	10.38
Total loans, net of PPP effects	1,749,612	20,682	4.79

Total interest-earning assets, net of PPP effects	$2,472,048	$23,000	3.77%

(1) Interest earned consists of interest income of $335,000 and net origination fees recognized in earnings of $3.2 million for the three months ended March 31, 2021.

Net Interest Income and Net Interest Margin, Net of PPP Effects

	For the Three Months Ended March 31, 2021
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Net interest income		$24,491
Adjustments:
PPP-related interest income		(335)
PPP-related net origination fees		(3,178)
Net interest income, net of PPP effects		$20,978

Total interest-earning assets	$2,609,299
Total interest-earning assets, net of PPP effects	2,472,048

Net interest margin(1)			3.81%
Net interest margin, net of PPP effects			3.44%

(1) Net interest margin is equal to net interest income divided by average interest-earning assets, annualized.

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

Efficiency Ratio, Net of PPP Effects

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020
Total noninterest expense	$17,312	$18,173
Adjustments:
PPP-related deferred costs	392	—
Total noninterest expense, net of PPP effects	$17,704	$18,173

Net interest income	24,491	23,952
Net interest income, net of PPP effects	20,978	21,298

Noninterest income	$6,119	$6,426

Efficiency ratio(1)	56.56%	59.82%
Efficiency ratio, net of PPP effects(2)	65.34	65.55

(1) The efficiency ratio was calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

(2) The efficiency ratio, net of PPP effects, was calculated by dividing total noninterest expense, net of PPP-related deferred costs, by net interest income, net of PPP effects, plus noninterest income, excluding securities gains or losses. Taxes are not part of this calculation.

Loan Yield, Net of PPP Effects

	Three Months Ended March 31, 2021			Three Months Ended December 31, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,886,863	$24,195	5.20%	$1,937,556	$23,998	4.93%
Adjustments:
PPP loans average balance and net fees	(137,251)	(3,513)	10.38	(179,240)	(2,654)	5.89
Total loans, net of PPP effects	$1,749,612	$20,682	4.79%	$1,758,316	$21,344	4.83%
Effect of removing PPP loans on loan yield			0.41%			0.10%

	Three Months Ended March 31, 2021			For the Three Months Ended March 31, 2020
	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Interest Paid	Average Yield/ Rate
Total loans	$1,886,863	$24,195	5.20%	$1,701,525	$22,517	5.32%
Adjustments:
PPP loans average balance and net fees	(137,251)	(3,513)	10.38	—	—	—
Total loans, net of PPP effects	$1,749,612	$20,682	4.79%	$1,701,525	$22,517	5.32%
Effect of removing PPP loans on loan yield			0.41%			0.00%

Guaranty Bancshares, Inc.

Reconciliation of Non-GAAP Financial Measures (Unaudited)

(In thousands, except share and per share data)

ACL to Total Loans, Excluding PPP

	Three Months Ended March 31, 2021	Three Months Ended December 31, 2020	Three Months Ended March 31, 2020
Total loans	$1,912,367	$1,866,819	$1,718,353
Adjustments:
PPP loans	(158,236)	(139,808)	—
Total loans, excluding PPP	$1,754,131	$1,727,011	$1,718,353

Allowance for credit losses	$32,770	$33,619	$21,948

Allowance for credit losses / period-end loans	1.71%	1.80%	1.28%
Allowance for credit losses / period-end loans. excluding PPP	1.87	1.95	1.28

About Non-GAAP Financial Measures

Certain of the financial measures and ratios we present, including “tangible book value per share”, “net core earnings,” “core net interest margin,” and PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results or by presenting certain metrics on a fully taxable equivalent basis. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and you should not rely on non-GAAP financial measures alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

Conference Call Information

The Company will hold a conference call to discuss first quarter 2021 financial results on Tuesday, April 19, 2021 at 10:00 am CST. The conference call will be hosted by Ty Abston, Chairman and CEO, Cappy Payne, SEVP and CFO, and Shalene Jacobson, EVP and CRO. All conference attendees must register before the call at https://www.gnty.com/register. The conference materials will be available by accessing the Investor Relations page on our website, gnty.com. A recording of the conference call will be available by 1:00 pm CST the day of the call and remain available through April 31, 2021 on our Investor Relations webpage.

About Guaranty Bancshares, Inc.

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state. As of March 31, 2021, Guaranty Bancshares, Inc. had total assets of $2.9 billion, total loans of $1.9 billion and total deposits of $2.5 billion. Visit gnty.com for more information.

Cautionary Statement Regarding Forward-Looking Information

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our results of operations, financial condition and financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Actual results will also be significantly impacted by the effects of the ongoing COVID-19 pandemic, including, among other effects: the impact of the public health crisis; the extent and duration of closures of businesses, including our branches, vendors and customers; the operation of financial markets; employment levels; market liquidity; the impact of various actions taken in response by the U.S. federal government, the Federal Reserve, other banking regulators, state and local governments; the adequacy of our allowance for credit losses in relation to potential losses in our loan portfolio; and the impact that all of these factors have on our borrowers, other customers, vendors and counterparties. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, other risks and uncertainties listed from time to time in our reports and documents filed with the Securities and Exchange Commission ("SEC"). We can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this communication, and we do not intend, and assume no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact Information:

Cappy Payne Senior Executive Vice President and Chief Financial Officer Guaranty Bancshares, Inc. (888) 572-9881
investors@gnty.com